Exhibit 10.1

TERMINATION AGREEMENT

This TERMINATION AGREEMENT (this “Agreement”), dated as of December 21, 2020, is made by and between GANNETT CO., INC., a Delaware corporation (the “Company”), and FIG LLC, a Delaware limited liability company (the “Manager”). The Company and the Manager are collectively referred to as the “Parties” and each individually as a “Party.” Capitalized terms used but not defined herein shall have the meanings given in the Management Agreement (as defined below).

W I T N E S S E T H:

WHEREAS, the Company is externally managed by the Manager pursuant to the Amended and Restated Management and Advisory Agreement, dated as of August 5, 2019 (the “Management Agreement”), between the Company and the Manager;

WHEREAS, a committee of the board of directors of the Company, composed entirely of independent and disinterested directors, has determined that it is in the best interests of the Company and its stockholders to terminate the Management Agreement and to enter into this Agreement and consummate the transactions contemplated hereby; and

WHEREAS, the Parties have therefore agreed to enter into this Agreement in order to terminate the Management Agreement on the terms set forth herein.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, and intending to be legally bound hereby, subject to the conditions and other terms herein set forth, the Parties hereby agree as follows:

ARTICLE I

Termination of the Management Agreement

SECTION 1.01.          Termination. Effective as of 11:59 p.m., Eastern Time, on December 31, 2020 (the “Effective Date”):

(a)          The Management Agreement is hereby terminated (the “Termination”), except that Sections 3(b), 11 (with respect to acts or omissions occurring on or before the Effective Date), 18 (provided, that with respect to notices to the Company thereunder, such notices shall be provided to the address therefor set forth in Section 8.03 hereof), 16(a)(iv), 19, 21–23, 25, 26 and 29 of the Management Agreement shall survive indefinitely; and

(b)          Any and all transfer restrictions on the Common Shares owned by the Manager, or acquired by the Manager upon the exercise of stock options to purchase Common Shares, shall lapse and be null and void and of no further force or effect.

SECTION 1.02.          Termination Payment. As consideration for the Termination, on or before December 31, 2020, the Company shall make a one-time payment to the Manager of $30,375,000 (the “Termination Payment”) by wire transfer of immediately available funds to an account specified by the Manager in writing at least three (3) business days prior to the Effective Date.

SECTION 1.03.          Accrued Compensation. From and after the Effective Date, the Manager shall not be entitled to compensation for further services under this Agreement. Any Management Fee or Incentive Compensation accrued and payable but not yet paid under the Management Agreement through the Effective Date or recouped by the Manager pursuant to Section 1.05(a) shall be due and payable from the Company to the Manager in cash on the Effective Date to the extent determined on or prior to the Effective Date and as promptly as reasonably practicable after the Effective Date to the extent determined after the Effective Date. The terms of Section 8(d) of the Management Agreement shall not apply to any Incentive Compensation payable for the period from the date of this Agreement through the Effective Date (and all such amounts, if any, shall be paid in cash).

SECTION 1.04.          Unpaid or Unreimbursed Expenses. Any Expenses which are reimbursable to the Manager but not yet reimbursed by the Company under the Management Agreement through the Effective Date or recouped by the Manager pursuant to Section 1.05(a) shall be paid by the Company to the Manager in cash within ten (10) days of the Manager delivering the Expense Schedule (as defined below). In the event the Manager has incurred any Expenses, including any bonus payments for services rendered prior to the Effective Date (whether such bonuses are paid before or after the Effective Date), that are reimbursable pursuant to the Management Agreement and such Expenses are not reflected on the Expense Schedule (as defined below), the Manager may, (i) with respect to such bonus payments, no later than forty-five (45) days following the Effective Date, submit an updated Expense Schedule and such additional Expenses shall be reimbursed by the Company within ten (10) days after the date of delivery of such updated Expense Schedule, and (ii) with respect to Expenses other than bonus payments, no later than one hundred eighty (180) days following the Effective Date, submit an updated Expense Schedule and such additional Expenses shall be reimbursed by the Company within ten (10) days after the date of delivery of such updated Expense Schedule. For the avoidance of doubt, if the aggregate amount of funds that the Manager has received or receives in respect of Expense reimbursements exceeds the Expense reimbursements to which the Manager is entitled pursuant to the Management Agreement (taking into account any advances in respect of Expense reimbursements that may have been made or be made by the Company), the Manager shall promptly return such excess to the Company.

SECTION 1.05.          Actions Upon Termination. Upon the Effective Date, the Manager shall:

(a)          after deducting any accrued compensation and reimbursement for its Expenses to which it is then entitled, pay over to the Company all money collected and held for the account of the Company or its Subsidiaries pursuant to the Management Agreement through the Effective Date;

(b)          deliver to the Company a full accounting, including a statement showing all payments collected by it and a statement of all money held by it, covering the period from June 30, 2020 to the Effective Date, including a schedule reflecting the Management Fee and Incentive Compensation paid since January 1, 2020 and a schedule reflecting the Expenses incurred by the Manager and not yet reimbursed by the Company under the Management Agreement through the Effective Date or recouped by the Manager pursuant to Section 1.05(a) (the “Expense Schedule”); and

(c)          deliver to the Company all property and documents of the Company or any Subsidiary then in the custody of the Manager; provided that (i) the Manager shall not be required to provide any documentation that (x) contains information regarding the Company or its Subsidiaries as well as information of other entities affiliated with the Manager (other than information regarding the Company or any of its Subsidiaries that also relates to entities affiliated with the Manager as a result of a commercial relationship with the Company or any of its Subsidiaries (“Affiliated Commercial Information”), in which case the exception in this clause (x) shall not apply to such Affiliated Commercial Information), or (y) would violate law or jeopardize or waive privilege or work product doctrine, and (ii) with respect to emails that relate to the Company or its Subsidiaries, such emails will be transferred in accordance with the procedures that have been agreed upon between the Manager and its IT and compliance personnel, on the one hand, and the Company and those individuals that will become employees of the Company, on the other hand; provided that emails will not be transferred if they also contain information regarding other entities affiliated with the Manager (other than Affiliated Commercial Information); provided that, in the case of clause (i)(y), the Manager and the Company shall cooperate to identify alternative arrangements that would allow the information so withheld to be provided to the maximum extent possible without the consequences set forth therein, including entering into a joint defense agreement.

ARTICLE II

Compensation and Employee Matters

SECTION 2.01.          Reserved

SECTION 2.02.          Manager Employees. The Manager acknowledges and agrees that the Company intends to make offers of employment to one or more employees of the Manager listed on Exhibit A hereto (each, a “Manager Employee”), and each Manager Employee who accepts any such offer of employment shall become employed by the Company or one of its affiliates effective as of 12:01 a.m., Eastern Time, on January 1, 2021.  Unless otherwise determined by the Manager in its sole discretion with respect to Manager Employees who do not receive or accept the offer of employment pursuant to this Section 2.02, each Manager Employee shall (i) terminate employment with the Manager and its affiliates effective as of immediately prior to the Effective Date, (ii) cease to be an active participant in any employee benefit plans maintained by the Manager and its affiliates effective as of immediately prior to the Effective Date and (iii) execute a separation agreement and release of claims in substantially the form customarily used by the Manager (the “Separation Agreement”).

SECTION 2.03.          2020 Compensation. Subject to Section 1.04, the Manager shall be solely responsible for the payment of all compensation payable to each Manager Employee with respect to the period prior to the Effective Date, whether payable prior to or following the Effective Date; provided that the payment by the Manager of any and all bonus compensation relating to the calendar year 2020 (both cash and the value of any equity awards that would otherwise be granted) will be conditioned on the execution of the Separation Agreement by the applicable Manager Employee.

SECTION 2.04.          Resignation. Upon the Company’s request, the Manager will deliver executed resignation letters effective as of the Effective Date for all employees of the Manager who serve as officers or directors of the Company other than those the Company determines will be or remain officers or directors of the Company as of the Effective Date.

ARTICLE III

Certain Covenants

SECTION 3.01.          Sale; Merger; Consolidation. In the event the Company (i) consolidates with or merges into any Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, adequate provision shall be made so that any such Person shall assume and agree to perform this Agreement and Section 11 of the Management Agreement in the same manner and to the same extent that the Company would be required to perform such agreements if no such consolidation, merger, transfer or conveyance had taken place. No such consolidation, merger, transfer or conveyance shall relieve the Company of its obligations under this Agreement or Section 11 of the Management Agreement. For the purpose of this Section 3.01, a “Person” shall mean any individual or any corporation, limited liability company, partnership, trust, association, joint venture, firm, governmental authority or other entity of any kind.

SECTION 3.02.          Insurance. For the six (6)-year period commencing on the Effective Date, the Company shall maintain in effect the Company’s and its Subsidiaries’ officers’ and directors’ liability insurance covering actions and omissions occurring on or before the Effective Date with respect to those individuals affiliated with or employed by the Manager who are currently (and any additional individuals who prior to the Effective Date become) covered by the Company’s and its Subsidiaries’ officers’ and directors’ liability insurance policies (the “Covered Persons”), or shall purchase comparable officers’ and directors’ liability insurance covering such actions and omissions for such six (6)-year period from an insurer or insurers having AM Best financial strength ratings no lower than the Company’s and its Subsidiaries’ current insurer, in each case on terms and scope with respect to such coverage, and in amount, no less favorable in the aggregate to such Covered Persons than those of the policies in effect on the date of this Agreement; provided, that in no event shall the Company be required to expend for such policies an aggregate annual premium amount in excess of 300% of the amount per annum the Company paid in its last full fiscal year for such purposes; provided, further, that if the cost of such insurance coverage exceeds such amount, the Company shall obtain a policy with the greatest coverage available for a cost not exceeding such amount. In lieu of the foregoing, the Company may prior to the Effective Date purchase a six (6)-year prepaid “tail policy” from an insurer or insurers having AM Best financial strength ratings no lower than the Company’s and its Subsidiaries’ current insurer, covering actions and omissions occurring on or before the Effective Date with respect to such Covered Persons, on terms and scope with respect to such coverage, and in amount, no less favorable in the aggregate to such Covered Persons than those of such policies in effect on the date of this Agreement, at an aggregate cost up to but not exceeding the aggregate maximum amount payable pursuant to the provisions above for such six-year period; provided, that if the cost of such insurance coverage exceeds such maximum amount, the Company shall obtain a policy with the greatest coverage available for a cost not exceeding such maximum amount. The provisions of this Section 3.02 are intended to be for the benefit of, and after the Effective Date shall be enforceable by, each of the Covered Persons, who shall be third party beneficiaries of this Section 3.02.  In the event the Company (i) consolidates with or merges into any Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, adequate provision shall be made so that such Person shall assume and agree to all of the obligations of the Company set forth in this Section 3.02. The rights of the Covered Persons under this Section 3.02 are in addition to any rights such Covered Persons may have under the certificate of incorporation, bylaws or comparable governing documents of the Company or any of its Subsidiaries, or under any applicable contracts or laws.

ARTICLE IV

Access to Information; Confidentiality; Privilege

SECTION 4.01.          Access to Information. Until December 31, 2022, the Manager shall, at the Company’s expense, reasonably promptly provide access to information relating to the Company or any of its Subsidiaries reasonably requested by the Company and in the possession or under the control of the Manager immediately following the Effective Date; provided that (i) the Manager shall not be required to provide such access to information in response to a request under this Section 4.01 if the Manager reasonably determines that providing access to information would violate any law or would jeopardize or waive any attorney-client privilege, the work product doctrine or other applicable privilege and (ii) the Manager may withhold any documentation that contains information regarding the Company or any of its Subsidiaries as well as information of other entities affiliated with the Manager (other than Affiliated Commercial Information); provided that, in the case of each of clauses (i) and (ii), the Manager and the Company shall cooperate to identify alternative arrangements that would allow the information so withheld to be provided to the maximum extent possible without such consequences, including, in the case of clause (i), entering into a joint defense agreement. With respect to emails, until December 31, 2022, the Manager shall reasonably promptly respond to reasonable requests by the Company regarding any specific email that should have been transferred at the Effective Date pursuant to Section 1.05(c) (or was not required to be transferred because it also contained information regarding other entities affiliated with the Manager (other than Affiliated Commercial Information)). The Manager shall not have any liability if any historical information provided pursuant to this Section 4.01 is found to be inaccurate or if any information is lost or destroyed, in each case, in the absence of gross negligence, fraud or willful misconduct of the Manager.

SECTION 4.02.          Production of Witnesses. At all times from and after the Effective Date, upon reasonable request:

(a)          The Manager shall use commercially reasonable efforts to make available, or cause to be made available, to the Company, the directors, officers, employees and agents of the Manager as witnesses for interviews, depositions, and investigative, trial or hearing testimony to the extent that the same may reasonably be required by the Company (giving consideration to business demands of such directors, officers, employees and agents) in connection with any legal, administrative or other proceeding or investigation in which the Company may from time to time be involved, except in the case of any action, suit or proceeding in which the Company is adverse to the Manager; provided that the Company shall reimburse the Manager for all reasonable and documented costs and expenses incurred in connection with such efforts; and

(b)          The Company shall use commercially reasonable efforts to make available, or cause to be made available, to the Manager, the directors, officers, employees and agents of the Company as witnesses for interviews, depositions, and investigative, trial or hearing testimony to the extent that the same may reasonably be required by the Manager (giving consideration to business demands of such directors, officers, employees and agents) in connection with any legal, administrative or other proceeding or investigation in which the Manager may from time to time be involved, except in the case of any action, suit or proceeding in which the Manager is adverse to the Company; provided that the Manager shall reimburse the Company for all reasonable and documented costs and expenses incurred in connection with such efforts.

SECTION 4.03.          Confidentiality. (a) The Company shall keep confidential any and all non-public information in its possession related to the Manager and any of its affiliates and shall not disclose any such information to any person, except (i) to its affiliates and their respective auditors, attorneys, financial advisors, bankers and other appropriate consultants and advisors who have a need to know such information for purposes of performing services for the Company and who are informed of their obligation to hold such information confidential to the same extent as is applicable to the Company and in respect of whose failure to comply with such obligations, the Company will be responsible, (ii) if it or any of its affiliates are required or compelled to disclose any information by judicial or administrative process or by other requirements of law or stock exchange rule, or otherwise requested to disclose information in connection with any formal or informal regulatory or other government investigation, (iii) as necessary in order to permit the Company to prepare and disclose its financial statements, or other disclosures required by law or such applicable stock exchange or (iv) with the prior written consent of the Manager.

(b)          The Manager shall keep confidential any and all non-public information in its possession related to the Company and any of its affiliates and shall not disclose any such information to any person, except (i) to its affiliates and their respective auditors, attorneys, financial advisors, bankers and other appropriate consultants and advisors who have a need to know such information and who are informed of their obligation to hold such information confidential to the same extent as is applicable to the Manager and in respect of whose failure to comply with such obligations, the Manager will be responsible, (ii) if it or any of its affiliates are required or compelled to disclose any information by judicial or administrative process or by other requirements of law or stock exchange rule, or otherwise requested to disclose information in connection with any formal or informal regulatory or other government investigation, (iii) as necessary in order to permit the Manager or its affiliate to prepare and disclose its financial statements, or other disclosures required by law or such applicable stock exchange or (iv) with the prior written consent of the Company.

(c)          Notwithstanding the foregoing, in the event that any demand or request for disclosure of information is made pursuant to the foregoing clause (a)(ii) or (b)(ii) above, to the extent permitted by law, the disclosing Party shall promptly notify the non- disclosing Party of the existence of such request or demand and, to the extent commercially practicable, shall provide the non-disclosing Party thirty (30) days (or such lesser period as is commercially practicable) to seek an appropriate protective order or other remedy, which the Parties will cooperate in obtaining. In the event that such appropriate protective order or other remedy is not obtained, the disclosing Party shall furnish, or cause to be furnished, only that portion of the information that is legally required to be disclosed and shall use commercially reasonable efforts to ensure that confidential treatment is accorded such information.

SECTION 4.04.          Privileged Matters. (a) The Parties recognize that legal and other professional services have been provided prior to the Effective Date to the Manager, and that such legal services have included: (i) services in which the Parties are jointly represented by counsel (either inside counsel for the Manager or outside counsel retained by the Manager); (ii) services in which information has been shared between the Parties subject to common interest understandings or agreements; and (iii) services provided solely for the benefit of either the Manager or the Company and its affiliates. The Parties agree that any determination as to the nature of the legal services will be made reasonably and in good faith by the Manager.

(b)          With respect to services determined reasonably and in good faith by the Manager to have been provided to the Parties in a joint representation or to information shared pursuant to common interest understandings or agreements as described in Section 4.04(a)(i) or 4.04(a)(ii), above, the Parties agree to cooperate in connection with all decisions as to privileges that may be asserted under applicable law. Absent agreement by the Parties to waive or not to assert any applicable privilege in a particular matter, the Parties hereby agree to assert and maintain all such privileges, in each case, whether or not the privileged information is in the possession of or under the control of the Company or the Manager.

(c)          With respect to services determined reasonably and in good faith by the Manager to have been provided solely to the Company, the Parties agree that the Company should be deemed to be the client with respect to such services for the purposes of asserting all privileges that may be asserted under applicable law. The Company shall be entitled, in perpetuity, to control the assertion or waiver of all privileges in connection with privileged information that relates solely to the Company, or its assets, operations, liabilities or Company employees (other than Company employees previously employed by the Manager), in any lawsuits or other proceedings initiated by or against the Company, now pending or which may be asserted in the future, in each case, whether or not the privileged information is in the possession of or under the control of the Company or the Manager.

(d)          With respect to services determined reasonably and in good faith by the Manager to have been provided solely to the Manager, the Parties agree that the Manager should be deemed to be the client with respect to such services for the purposes of asserting all privileges that may be asserted under applicable law. The Manager shall be entitled, in perpetuity, to control the assertion or waiver of all privileges in connection with privileged information that relates solely to the Manager, or its assets, operations, liabilities or employees, in any lawsuits or other proceedings initiated by or against the Manager, now pending or which may be asserted in the future, in each case, whether or not the privileged information is in the possession of or under the control of the Company or the Manager.

(e)          Upon receipt by either Party of any subpoena, discovery or other request that requires the production or disclosure of information as to which the other Party has the sole right hereunder to assert or waive a privilege, or if such Party obtains knowledge that any of its current or former directors, officers, agents or employees have received any subpoena, discovery or other requests which requires the production or disclosure of such privileged information, such Party shall promptly notify the other Party of the existence of the request and shall provide the other Party a reasonable opportunity to review the information and to assert any rights it may have under this Section 4.04 or otherwise to prevent the production or disclosure of such privileged information.

(f)          The access to information being granted pursuant to Section 4.01, the agreement to provide witnesses and individuals pursuant to Section 4.02 hereof, and the transfer of privileged information between and among the Parties pursuant to this Agreement shall not be deemed a waiver of any privilege that has been or may be asserted under this Agreement or otherwise.

ARTICLE V

Representations and Warranties

SECTION 5.01.          Representations and Warranties of the Parties. Each Party hereby represents and warrants to the other Party that (a) such Party has all requisite power and authority to execute and deliver this Agreement, to carry out its obligations hereunder, and to consummate the transactions contemplated hereby, (b) such Party has obtained all necessary corporate or limited liability company, as applicable, approvals for the execution and delivery of this Agreement, the performance of its obligations hereunder, and the consummation of the transactions contemplated hereby and (c) this Agreement has been duly executed and delivered by such Party and (assuming due authorization, execution and delivery by the other Party) constitutes such Party’s legal, valid and binding obligation, enforceable against it in accordance with its terms.

ARTICLE VI

Indemnification; Limitation of Liability

SECTION 6.01.          Indemnification. As provided in Section 1.01, the obligations of the Company and the Manager pursuant to Section 11 of the Management Agreement with respect to acts or omissions occurring on or before the Effective Date will indefinitely survive the termination of the Management Agreement; it being acknowledged and agreed that the obligations of the Company pursuant to Section 11 of the Management Agreement shall also relate to any claim by any stockholder of the Company in its capacity as such or any claim by or in right of the Company against any Indemnified Party, in any such case in respect of or arising from matters that are the subject of this Agreement, including the transactions contemplated hereby; provided that such indemnification obligations of the Company shall not relate to any claim by the Company pursuant to the Management Agreement (to the extent they survive as provided in Section 1.01), or this Agreement. For the avoidance of doubt, the surviving obligations pursuant to Section 11 of the Management Agreement shall be subject to the limitations set forth in Section 11 of the Management Agreement.

SECTION 6.02.          Reserved.

SECTION 6.03.          Limitation of Liability.  Neither Party will be directly liable hereunder for, and each Party hereby expressly waives any and all rights with respect to, exemplary, punitive, special, incidental, lost profits, consequential or speculative damages arising out of this Agreement, except to the extent paid in connection with a claim by a third party.

ARTICLE VII

Dispute Resolution

SECTION 7.01.          Appointed Representative. Each Party shall appoint a representative who shall be responsible for administering the dispute resolution provisions in Section 7.02 (each, an “Appointed Representative”). Each Appointed Representative shall have the authority to resolve any Agreement Disputes on behalf of the Party appointing such representative.

SECTION 7.02.          Negotiation and Dispute Resolution. (a) Except as otherwise provided in this Agreement, in the event of a controversy, dispute or claim arising out of, in connection with, or in relation to the interpretation, performance, nonperformance, validity, termination or breach of this Agreement or Section 11 of the Management Agreement or otherwise arising out of, or in any way related to this Agreement or Section 11 of the Management Agreement or any of the transactions contemplated hereby or thereby (each, an “Agreement Dispute”), the Appointed Representatives shall negotiate in good faith for thirty (30) days to settle any such Agreement Dispute.

(b)          Nothing said or disclosed, nor any document produced, in the course of any negotiations, conferences and discussions in connection with efforts to settle an Agreement Dispute that is not otherwise independently discoverable shall be offered or received as evidence or used for impeachment or for any other purpose, but shall be considered as to have been disclosed for settlement purposes.

(c)          If a satisfactory resolution of any Agreement Dispute is not achieved by the Appointed Representatives within thirty (30) days, each Party will be entitled to refer the dispute to arbitration in accordance with Section 7.03.

SECTION 7.03.          Arbitration. (a) If a satisfactory resolution of any Agreement Dispute is not achieved by the Appointed Representatives within thirty (30) days, such Agreement Dispute shall be resolved, at the request of either Party, by arbitration administered by the International Institute for Conflict Prevention and Resolution under its Arbitration Rules (the “CPR Rules”), conducted in New York, New York. There shall be three arbitrators. Each Party shall appoint one arbitrator. The two Party-appointed arbitrators shall agree on a third arbitrator who will chair the arbitral tribunal. Any arbitrator not appointed within a reasonable time shall be appointed in accordance with the CPR Rules. Any controversy concerning whether an Agreement Dispute is an arbitrable Agreement Dispute, whether arbitration has been waived, whether an assignee of this Agreement is bound to arbitrate, or as to the interpretation or enforceability of this Section 7.03 will be determined by the arbitrators. In resolving any Agreement Dispute, the Parties intend that the arbitrators apply the substantive laws of the State of New York, without regard to any choice of law principles thereof that would mandate the application of the laws of another jurisdiction. The Parties intend that the provisions to arbitrate set forth herein be valid, enforceable and irrevocable, and any award rendered by the arbitrators shall be final and binding on the Parties. The Parties agree to comply with any award made in any such arbitration proceedings and agree to enforcement of or entry of judgment upon such award, in any court of competent jurisdiction, including any New York State or federal court. The arbitrators shall be entitled, if appropriate, to award monetary damages and other remedies, subject to the provisions of Section 6.03. The Parties will use commercially reasonable efforts to encourage the arbitrators to resolve any arbitration related to any Agreement Dispute as promptly as practicable. Except as required by applicable law, including disclosure or reporting requirements, the arbitrators and the Parties shall maintain the confidentiality of all information, records, reports, or other documents obtained in the course of the arbitration, and of all awards, orders, or other arbitral decisions rendered by the arbitrators.

(b)          The arbitrators may consolidate arbitration under this Agreement with any arbitration arising under or relating to Section 11 of the Management Agreement if the subjects of the Agreement Disputes thereunder arise out of or relate essentially to the same set of facts or transactions. Such consolidated arbitration will be determined by the arbitrators appointed for the arbitration proceeding that was commenced first in time.

(c)          Unless otherwise agreed in writing, the Parties will continue to provide service and honor all other commitments under this Agreement and Section 11 of the Management Agreement during the course of dispute resolution pursuant to the provisions of this Article VII.

ARTICLE VIII

Miscellaneous

SECTION 8.01.          Release. (a) Effective as of the Effective Date, each Party (in such capacity, the “Releasing Party”) does hereby, for itself and each of its affiliates (in the case of the Manager) or controlled affiliates (in the case of the Company), release and forever discharge the other Party and its affiliates and each of their respective current or former stockholders, directors, officers, agents and employees (in each case, in such person’s respective capacity as such) and their respective heirs, executors, administrators, successors and assigns, from any and all liabilities whatsoever to the Releasing Party or any of its affiliates (in the case of the Manager) or controlled affiliates (in the case of the Company), whether at law or in equity (including any right of contribution), whether arising under any contract, by operation of law or otherwise, existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed at or before the Effective Date; provided, however, that this release does not purport to apply to (i) any indemnification obligations pursuant to Section 11 of the Management Agreement as described in Sections 1.01 and 6.01, which obligations shall survive as set forth in such Sections or (ii) any rights of a Party under this Agreement.

(b)          Each Releasing Party expressly understands and acknowledges that it is possible that unknown losses or claims exist or might come to exist or that present losses may have been underestimated in amount, severity, or both. Accordingly, each Releasing Party is deemed expressly to understand provisions and principles of law such as Section 1542 of the Civil Code of the State of California (as well as any and all provisions, rights and benefits conferred by any law of any state or territory of the United States, or principle of common law, which is similar or comparable to Section 1542), which Section provides: A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR. Each Releasing Party is hereby deemed to agree that the provisions of Section 1542 and all similar federal or state laws, rights, rules or legal principles of California or any other jurisdiction that may be applicable herein, are hereby knowingly and voluntarily waived and relinquished with respect to the release in Section 8.01(a).

SECTION 8.02.          Further Assurances. Subject to the limitations or other provisions of this Agreement, (a) each Party shall use commercially reasonable efforts (subject to, and in accordance with applicable law) to take promptly, or cause to be taken promptly, all actions, and to do promptly, or cause to be done promptly, and to assist and cooperate with the other Party in doing, all things reasonably necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement and to carry out the intent and purposes of this Agreement and (b) neither Party will take any action which would reasonably be expected to prevent or materially impede, interfere with or delay any of the transactions contemplated by this Agreement.

SECTION 8.03.          Notices. Unless expressly provided otherwise in this Agreement, all notices, requests, demands and other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given, made and received when delivered against receipt or upon actual receipt of (i) personal delivery, (ii) delivery by reputable overnight courier, (iii) delivery by facsimile transmission against answerback, (iv) delivery by email against confirmation and (v) delivery by registered or certified mail, postage prepaid, return receipt requested, addressed as set forth below:

(a)          If to the Company:

Gannett Co., Inc.
7950 Jones Branch Drive
McLean, VA 22107-0150
Attention: Chief Executive Officer
Email: investors@gannett.com

(b)          If to the Manager:

FIG LLC
1345 Avenue of the Americas 46th Floor
New York, New York 10105
Attention: Mr. David N. Brooks
Email: [redacted]

SECTION 8.04.          Binding Nature of Agreement; Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and permitted assigns as provided in this Agreement. This Agreement may not be assigned by either of the Parties without the prior written consent of the other Party.

SECTION 8.05.          Entire Agreement. This Agreement contains the entire agreement and understanding among the parties hereto with respect to the subject matter of this Agreement, and supersedes all prior and contemporaneous agreements, understandings, inducements and conditions, express or implied, oral or written, of any nature whatsoever with respect to the subject matter of this Agreement. The express terms of this Agreement control and supersede any course of performance and/or usage of the trade inconsistent with any of the terms of this Agreement.  This Agreement may not be modified or amended other than by an agreement in writing executed by the Parties.

SECTION 8.06.          Controlling Law. This Agreement and all questions relating to its validity, interpretation, performance and enforcement shall be governed by and construed, interpreted and enforced in accordance with the laws of the State of New York, notwithstanding any New York or other conflict-of-law provisions to the contrary.

SECTION 8.07.          Expenses. Each Party shall pay the expenses and costs incurred by it in connection with the negotiation and execution of this Agreement and each other agreement, document and instrument contemplated by this Agreement and the consummation of the Termination.

SECTION 8.08.          Indulgences, Not Waivers. Neither the failure nor any delay on the part of a Party to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any other right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence. No waiver shall be effective unless it is in writing and is signed by the Party asserted to have granted such waiver.

SECTION 8.09.          Titles Not to Affect Interpretation. The titles of paragraphs and subparagraphs contained in this Agreement are for convenience only, and they neither form a part of this Agreement nor are they to be used in the construction or interpretation of this Agreement.

SECTION 8.10.          Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original as against any Party whose signature appears thereon, and all of which shall together constitute one and the same instrument. This Agreement shall become binding when one or more counterparts of this Agreement, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories.

SECTION 8.11.          Provisions Separable. The provisions of this Agreement are independent of and separable from each other, and no provision shall be affected or rendered invalid or unenforceable by virtue of the fact that for any reason any other or others of them may be invalid or unenforceable in whole or in part.

SECTION 8.12.          Gender. Words used herein regardless of the number and gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine or neuter, as the context requires.

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IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on the date first written above.

GANNETT CO., INC.,
a Delaware corporation

By:	/s/ Theodore Janulis
	Name:	Theodore Janulis
	Title:	Chairman of the Transaction Committee

FIG LLC,
a Delaware limited liability company

By:	/s/ David N. Brooks
	Name:	David N. Brooks
	Title:	Secretary

[Signature Page to Termination Agreement]

EXHIBIT A

Manager Employees

1.	Michael Reed
2.	Ashley Higgins
3.	Jennifer Lorino